UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 16, 2012

(Date of earliest event reported)

First Financial Service Corporation

(Exact name of registrant as specified in its charter)

Securities and Exchange Commission File Number: 0-18832

KENTUCKY	61-1168311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2323 Ring Road, Elizabethtown, Kentucky, 42701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (270) 765-2131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 16, 2012, First Financial Service Corporation (the “Company”), the banking holding company for First Federal Savings Bank of Elizabethtown, Inc. (“First Federal”), announced that Frank Perez will join the Company and the Bank as Executive Vice President and Chief Financial Officer. On May 16, 2012, the Company received notice from the Federal Deposit Insurance Corporation (the "FDIC") that it had approved Mr. Perez's appointment as Chief Financial Officer of First Federal.

Mr. Perez is a Certified Public Accountant and has over fifteen years of experience in the banking industry including experience in the capital markets. Most recently, Mr. Perez had served since 2008 as Chief Financial Officer and Investment Relations Officer for publicly traded Tennessee Commerce Bancorp, Inc. and its subsidiary, Tennessee Commerce Bank in Franklin, Tennessee. On January 27, 2012, Tennessee Commerce Bank was closed by the Tennessee Department of Financial Institutions, which appointed the FDIC as receiver.  Tennessee Commerce had reported significant asset quality issues in periodic reports preceding the closure. From 2005 until 2008, Mr. Perez served as the Chief Financial Officer for Cumberland Bank & Trust in Clarksville, Tennessee. Mr. Perez also has several years of experience in public accounting mainly with Crowe Horwath, LLP, one of the largest public accounting and consulting firms in the United States. His career in public accounting consisted of providing accounting and consulting services to financial organizations ranging in size from de novo banks in organization to multi-bank holding companies with over $10 billion in assets. Mr. Perez also served in the U.S. Army from 1986 to 1996. He is a member of the American Institute of Certified Public Accountants, Tennessee Society of Certified Public Accountants where he served as a member of the Financial Institutions Committee in 2007, and the Financial Managers Society.

On May 16, 2012, the Company issued a press release announcing the management changes. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description

	99.1	Press Release dated May 16, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL SERVICE CORPORATION

Date: May 16, 2012	By:	/s/	Gregory S. Schreacke
Gregory S. Schreacke
President

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